Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere, Inc. Reports Q3 2008

Financial Results and Business Highlights

WATERTOWN, MA., November 10, 2008 — Acusphere, Inc. (NASDAQ: ACUS) today reported financial results for the third quarter ended September 30, 2008 and commented on its financial results and business highlights.

Recent Developments

Following the close of the third quarter, Acusphere announced a definitive agreement with Cephalon, Inc. to provide Acusphere with $20.0 million in upfront financing through the issuance of a $15.0 million senior secured convertible note and a $5.0 million upfront fee for an exclusive worldwide license to AI-525, a preclinical-stage injectable formulation of celecoxib using Acusphere’s proprietary Hydrophobic Drug Delivery System (HDDS™) technology. The transaction closed on November 3, 2008.

The Company also announced the transfer of the listing of its common stock to the Nasdaq Capital Market from the Nasdaq Global Market, effective October 29, 2008, and was granted additional time by NASDAQ to regain compliance with certain listing standards.

Business Priorities

Acusphere’s key priority is moving ahead with all aspects of the regulatory review of its lead product candidate, ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension, a cardiovascular drug for the detection of coronary artery disease, including preparations for the U.S. Food & Drug Administration (FDA) Advisory Committee meeting scheduled for December 10, 2008.

Acusphere has submitted to FDA a briefing document for the Advisory Committee and the FDA is in the process of preparing its own briefing document, both of which will become available to the public shortly before the Advisory Committee meeting. Acusphere’s briefing document summarizes product efficacy, diagnostic utility and product safety in the intended patient population as well as strategies to minimize concerns about potential off-label usage and safety issues that may arise when more patients are exposed to Imagify upon commercialization. In addition, preparations continue for the FDA pre-approval site inspection, which the Company believes will occur in late 2008 or early 2009.  The Company also continues to support the Marketing Authorization Application

(MAA) submission in Europe by Nycomed, its European partner, which is expected in 2009.

Sherri C. Oberg, President and CEO of Acusphere, said, “We are very pleased that our recent transaction with Cephalon gives us the financial resources to comfortably reach the February 28, 2009 targeted PDUFA date for Imagify.  We are preparing intensively for the upcoming Advisory Committee meeting so that we can stand ready to address any concerns raised by the FDA or the Committee. We approach this pivotal event with increasing confidence in the strength of our product candidate, and the market opportunity it is addressing in detecting coronary artery disease, which remains the leading cause of death in the United States. This is an exciting time for Acusphere, and we are all very focused on achieving our next milestones.”

Financial Results

The Company’s financial results for the three and nine months ended September 30, 2008, are summarized in the accompanying table and detailed in Acusphere’s quarterly report on Form 10-Q to be filed with the U.S. Securities and Exchange Commission later today.

The Company recognized $0.3 million in collaboration revenue during the third quarter of 2008. These revenues were recognized in connection with its agreement with Nycomed for European marketing rights for the Company’s lead product candidate, Imagify, and for the collaboration agreement associated with the prior licensing of its HDDS technology for oncology purposes to Cephalon in the first quarter of 2008. As of September 30, 2008, the Company had $13.6 million in deferred revenue.

Operating expenses of $10.3 million for the third quarter of 2008 were lower than both the $14.8 million recorded in the comparable period last year, and the $11.6 million recorded in the second quarter of this year.  The decrease primarily reflects lower expenses in the 2008 third quarter associated with the cost-cutting measures and reduction in force announced in late July 2008, covering salaries and contract services in both research and development as well as general and administrative expense. Operating expenses in the third quarters of 2008 and 2007 include non-cash expenses of $2.9 million and $3.1 million, respectively for depreciation, amortization and stock options. Third quarter 2008 expenses also included a charge of approximately $300,000 associated with the reduction in force during that quarter. Total cash in the third quarter of 2008 declined $7.9 million, compared to a decline of $12.7 million in the preceding quarter this year.

The net loss after dividends for the third quarter of 2008 was $10.7 million, or $0.23 per common share, versus a net loss of $14.6 million, or $0.32 per common share, in the prior year third quarter.

As of September 30, 2008, the Company’s balance sheet included approximately $22.8 million in total assets, comprised primarily of $4.1 million in cash and short-term investments and $15.8 million in property and equipment, net of accumulated depreciation. As of early November 2008 (just prior to the closing of the Cephalon transaction), Acusphere had approximately 49.5 million shares of common stock outstanding and 17.8 common stock equivalents in the form of options, warrants and convertible preferred stock. The convertible preferred stock has a conversion price of $6.86 per share and a face value or liquidation preference of $15.5 million.

As was previously disclosed, the transaction also offers Cephalon one of several options upon the conversion of its $15 million senior secured convertible note: 1) a license for Imagify, 2) Acusphere common stock representing 51% of the fully-diluted shares, or 3) a credit against the $15 million approval milestone for AI-525.  Cephalon may exercise one of these conversion options at any time before November 3, 2009.  If Cephalon elected today to license Imagify or if it elected to credit the $15 million against the future milestone payment for AI-525, the number of shares issued and outstanding of common stock would remain unchanged at approximately 49.5 million. If Cephalon elected to convert into common stock today, there would be approximately 135.7 million common shares issued and outstanding on a fully-diluted basis (including all options and warrants with strike prices less than $8 per share), of which Cephalon would hold approximately 69.2 million or 51%. With the $20.0 million in funding provided by the Cephalon transaction, Acusphere currently expects to be able to fund its operations into the second quarter of 2009.

Conference Call Information

Acusphere plans to hold a conference call with investors today, Monday, November 10, 2008, commencing at 12 noon (Eastern Time). The conference call will cover recent business and operational results as well as upcoming events, and will be led by Sherri C. Oberg, President and Chief Executive Officer and Lawrence A. Gyenes, Senior Vice President and Chief Financial Officer. These Acusphere representatives will also be available for investor questions. The conference may be heard live via the investor relations section of the Company’s website at www.acusphere.com or by dialing 1-866-271-5140, or internationally 1-617-213-8893 using the confirmation code: 72877397. After the conference call, a replay of the call webcast will be made available via the Company’s web site and a telephone replay will be available through December 10, 2008 by dialing 1-888-286-8010, or internationally 1-617-801-6888, using the confirmation code: 11941359.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States, for which a New Drug Application (NDA) was submitted to the U.S. Food & Drug Administration (FDA) in April 2008 and filed with the FDA in June 2008. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that more than 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. The Company estimates that the potential annual U.S. market opportunity for Imagify exceeds $2 billion. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

 “Acusphere,” “Imagify” and “HDDS” are trademarks of Acusphere, Inc.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s financial guidance for the remainder of 2008 and 2009, the efficacy, safety and tolerability of Imagify, the NDA and MAA submission for Imagify and likelihood of regulatory approval, the commercial opportunity for Imagify, manufacturing qualification, the commercial opportunity for other product candidate and other business development efforts. There can be no assurance that regulatory authorities will accept the Company’s MAA for Imagify or that Imagify will be approved for the indication the Company is seeking, or at all. The Company’s Q3 2008 interim financial statements, as discussed in this release, are preliminary and unaudited, and subject to adjustment. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential effects of not achieving clinical endpoints, limited time to date for the Company to review the details of the clinical trial results, future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its Form 10-Q for the quarter ended September 30,

2008. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

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ACUSPHERE, INC.
FINANCIAL HIGHLIGHTS
— In Thousands (except per share data) —

CONDENSED CONSOLIDATED OPERATING RESULTS

	(Unaudited) Three Months Ended		Nine Months Ended
	Sept 30, 2008	Sept 30, 2007	Sept 30, 2008	Sept 30, 2007
Revenue	$339	$667	$1,860	$2,000
Operating expenses:
Research and development	7,503	11,728	27,211	32,571
General and administrative	2,772	3,092	8,595	9,669
Total operating expenses	10,275	14,820	35,806	42,240
Interest and other income/(expense), net	(232)	139	(759)	323
Loss on extinguishment of debt	—	—	—	(1,146)
Change in valuation of derivative – income/(expense)	(115)	13	(115)	(106)
Net loss	$(10,283)	$(14,001)	$(34,820)	$(41,169)
Dividends on preferred stock	(390)	(561)	(1,446)	(1,714)
Net loss available to common stockholders	$(10,673)	$(14,562)	$(36,266)	$(42,883)

Net loss per common share — basic and diluted	$(0.23)	$(0.32)	$(0.78)	$(1.04)
Weighted-average shares outstanding — basic and diluted	47,218	46,213	46,791	41,411

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	Sept 30, 2008	December 31, 2007

Cash and short-term investments	$4,112	$26,102
Current assets	5,695	27,367
Total assets	22,800	52,020
Current portion of long-term obligations	10,225	8,556
Current portion of deferred revenue	3,295	4,667
Other current liabilities	6,106	5,603
Long-term obligations, net of current portion	3,246	9,454
Long-term portion of deferred revenue	10,261	—
Stockholders’ (deficit)/equity	(10,333)	23,740

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Contact:	Investors:
Lawrence A. Gyenes, Chief Financial Officer	Tel: (617) 925-3444
617-648-8800	Email: IR@acusphere.com
Acusphere, Inc.